Exhibit 12.1

July 22, 2024

Worksport Ltd.

2500 N. America Dr.

West Seneca, NY 14224

Attn: Board of Directors

Re:	Worksport Ltd. Offering Statement on Form 1-A Tier 2 best efforts offering of up to 16,025,642 Shares of Common Stock and Pre-Funded Warrants to purchase up to 16,025,642 Shares of Common Stock

Ladies and Gentlemen:

We have acted as securities counsel to Worksport Ltd., a Nevada corporation (the “Company”), in connection with the preparation and filing of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offering Statement relates to the proposed issuance and sale by the Company on a best efforts basis of (i) up to 16,025,642 shares (each, a “Share” and collectively, the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), (ii) 16,025,642 pre-funded warrants (the “Pre-Funded Warrants”), each exercisable for one share of Common Stock (each, a “Pre-Funded Warrant Share” and collectively, the “Pre-Funded Warrant Shares”).

In rendering the opinions below, we have examined the Company’s articles of incorporation and bylaws, both as currently in effect, the Offering Statement, and the exhibits thereto, and such other records, instruments and documents as we have deemed necessary in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion as to the following:

1.	The Shares, when issued against payment therefor, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company;

2.	The Pre-Funded Warrants, when issued against payment therefor, will constitute the legal, valid, and binding obligations of the Company; and

3.	The Pre-Funded Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued, sold, and delivered by the Company pursuant to the Pre-Funded Warrants against payment therefor, will be validly issued, fully paid, and non-assessable shares of Common Stock of the Company.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Our opinion is limited to Chapter 78 of the Nevada Revised Statutes and with regard to the Pre-Funded Warrants, the internal laws of the State of New York. We express no opinion as to the effect of the law of any other jurisdiction. Our opinions pertaining to the enforceability of the Pre-Funded Warrants are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the offering circular. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP
Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW